Seligman Portfolios, Inc.
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Proxy Results
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Seligman Portfolios, Inc. Shareholders voted on the following proposals at the
Special Meeting of Shareholders held on September 30, 1996, in New York, NY. Each Director was elected, and all other proposals were approved. The description of each proposal and number of shares voted are as follows:


                                      FOR        WITHHELD
                                   ----------   -----------
Election of Directors:
 Fred E. Brown                     21,279,462     468,265
 John R. Galvin                    21,336,434     411,293
 Alice S. Ilchman                  21,332,223     415,504
 Frank A. McPherson                21,327,238     420,489
 John E. Merow                     21,325,582     422,145
 Betsy S. Michel                   21,336,434     411,293
 William C. Morris                 21,333,631     414,096
 James C. Pitney                   21,319,189     428,538
 James Q. Riordan                  21,319,189     428,538
 Ronald T. Schroeder               21,336,434     411,293
 Robert L. Shafer                  21,336,434     411,293
 James N. Whitson                  21,336,434     411,293
 Brian T. Zino                     21,332,774     414,953


                                       FOR        AGAINST        ABSTAIN
Ratification of Ernst & Young LLP  ----------   ----------      ---------
  as independent auditors:         21,259,386     154,666        333,675

Approval of a Change in the
  Investment Objective of
  Seligman Henderson Global
  (now, International) Portfolio:     413,611      14,334         15,020





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